Exhibit 99.2
NEWS RELEASE

NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com
LITTELFUSE TO HOST 2021 VIRTUAL INVESTOR & ANALYST EVENT TODAY AND REAFFIRMS FIRST QUARTER 2021 GUIDANCE

CHICAGO, February 23, 2021 – Littelfuse, Inc. (NASDAQ: LFUS), an industrial technology manufacturing company empowering a sustainable, connected, and safer world, will provide an update to its long-term strategy during today’s event, beginning at 9:00 a.m. Central Time. A webcast of the presentation will be broadcast live and made available after the event on the investor relations page of the company’s website, Littelfuse.com.

In addition, Littelfuse reaffirmed its previously issued guidance for the first quarter of 2021*:
•Net sales in the range of $418 to $432 million
•Adjusted diluted EPS in the range of $1.76 to $1.92
•Adjusted effective tax rate of approximately 21%

*Littelfuse provides guidance on a non-GAAP (adjusted) basis. GAAP items excluded from guidance may include the after-tax impact of items including acquisition and integration costs, restructuring, impairment and other charges, certain purchase accounting adjustments, non-operating foreign exchange adjustments and significant and unusual items. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. Littelfuse is not able to forecast the excluded items in order to provide the most directly comparable GAAP financial measure without unreasonable efforts.

About Littelfuse
Littelfuse (NASDAQ: LFUS) is an industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 15 countries, and with 12,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation and electronics end markets – everywhere, every day. Learn more at Littelfuse.com.

CONTACT: Trisha Tuntland
Head of Investor Relations
(773) 628-2163

LFUS-F
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